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                                                                Exhibit 99(p)(1)

                            HOLLAND SERIES FUND, INC.

                                 CODE OF ETHICS

I.   Introduction.

          The purpose of this Code of Ethics is to prevent Access Persons (as defined below) of Holland Series Fund, Inc. (the "Fund") from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"). This Code of Ethics is required by paragraph (c) of the Rule. A copy of the Rule is attached to this Code of Ethics as Appendix 1.

          Access Persons of the Fund, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders of the Fund. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person's interest and the interests of the Fund, or any abuse of an Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Fund's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of the Fund. While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

     "Access Person Accounts" include (i) any account in which the Access Person has an interest or the power to, directly or indirectly, make investment decisions, (ii) any account of the Access Person's spouse, (iii) any account of a child or the spouse of a child if they live in the same household or are financially dependent, (iv) any account of any other person related by blood or marriage over whose account the Access Person has control and (v) any account of any other person to whose financial support the Access Person contributes materially or over whose account the Access Person has control.

     The restrictions contained in this Code of Ethics apply to all securities in which an Access Person has any direct or indirect "beneficial ownership" and may encompass transactions in securities that are not effected in "Access Person Accounts" such as interests in limited partnerships or transactions effected for the account of another individual or entity if the Access Person may share in the profit from the transaction. Accordingly, all securities transactions in which an Access Person has or would acquire any direct or indirect beneficial ownership, whether effected through an Access Person Account or not, must be approved in advance as provided below in paragraph III of this Code of Ethics.

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II.  Definitions.

          In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

          1. "Access Person" means any director, officer or "advisory person" of the Fund. A list of the Fund's Access Persons is attached as Appendix 2 to this Code of Ethics and will be updated from time to time.

          2. "Advisory person" means a supervised person, as defined in the Investment Advisers Act of 1940, (i) who has access to nonpublic information regarding the purchase or sale of the Fund's securities, or nonpublic information regarding the portfolio holdings of the Fund, or (ii) is involved in making securities recommendations to the Fund, or who has access to such recommendations that are nonpublic. All directors, officers and partners of Holland & Company shall be considered Advisory Persons so long as Holland & Company provides investment advice as its primary business.

          3. "Beneficial ownership" has the meaning set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended, a copy of which is included as Appendix 4. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

          4. "Control" has the meaning set forth in Section 2(a)(9) of the Act.

          5. "Covered Security" means a security as defined in Section 2(a)(36) of the Act except that it does not include:

               (i)  Direct obligations of the U.S. government;

               (ii) Bankers' acceptances, bank certificates of deposit,
                    commercial paper and high quality short-term debt instruments, including repurchase agreements; and

               (iii) shares issued by open-end funds.

          6. "Holland & Company" means Holland & Company L.L.C., the investment adviser for the Fund.

          7. "Holland & Company Code" means the Code of Ethics adopted by Holland & Company and attached as Appendix 3(a) to this Code of Ethics.

          8. "Distributor Code" means the Code of Ethics adopted by the Fund's principal underwriter and attached as Appendix 3(b) to this Code of Ethics.

          9. "Independent director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

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          10. "Investment personnel" means (a) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and
(b) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

          11. "Purchase or sale of a Covered Security" includes, among other things, the purchase or sale of an equivalent Covered Security, such as the writing of an option to purchase or sell a Covered Security.

          12. "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

III. Restrictions Applicable to Directors, Officers and Employees of Holland & Company and the Distributor.

          1. All directors, officers and employees of Holland & Company and the Fund's principal underwriter (the "Distributor") shall be subject to the restrictions, limitations and reporting responsibilities set forth in the Holland & Company Code and the Distributor Code, respectively, as if fully set forth herein.

          2. Persons subject to this Section III. shall not be subject to the restrictions, limitations and reporting responsibilities set forth in Sections
IV. and V. below.

IV.  Prohibitions; Exemptions.

          1. Prohibited Purchases and Sales.

          No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

          A. is being considered for purchase or sale by the Fund; or

          B. is being purchased or sold by the Fund.

          2. Exemptions From Certain Prohibitions.

          A. The prohibited purchase and sale transactions described in paragraph IV.1. above do not apply to the following personal securities transactions:

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          (1)  purchases or sales effected in any account over which the Access
               Person has no direct or indirect influence or control;

          (2) purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

          (3) purchases which are part of an Automatic Investment Plan (other than pursuant to a cash purchase plan option);

          (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

          (5) any purchase or sale, or series of related transactions if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion; and

          (6) any purchase or sale which the Chairman of the Fund's Audit Committee, or in the event of such Chairman's unavailability of if such purchase or sale is to be undertaken by the Chairman of the Fund's Audit Committee, any other member of the Fund's Audit Committee, approves on the grounds that its potential harm to the Fund is remote.

          3.   Prohibited Recommendations.

          An Access Person may not recommend the purchase or sale of any Covered Security to or for the Fund without having disclosed his or her interest, if any, in such Covered Security or the issuer thereof, including without limitation:

          A. any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

          B. any contemplated purchase or sale by such person of such Covered Security;

          C. any position with such issuer or its affiliates; or

          D. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

          4. Pre-approval of Investments in Initial Public Offerings or Limited Offerings.

          Investment personnel of the Fund must obtain approval from the Fund before directly or indirectly acquiring beneficial ownership in any securities in an initial public offering or offering exempt from registration under Sections 4(2) or 4(6) of the Securities Act of 1933, as amended, or Rules 504, 505 or 506 thereunder ("Limited Offerings").

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V.   Adoption and Approval of the Code of Ethics of the Fund, Holland & Company
     and the Distributor.

          The Board of Directors of the Fund, including a majority of the Independent directors, must approve this Code of Ethics, the Holland & Company Code and the Distributor Code and any material changes to the Codes. The Board must approve material changes no later than six (6) months after the adoption of such changes.

          Before approving the Codes, the Board will receive a certification from each of the Fund, Holland & Company and the Distributor to the effect that each has adopted procedures reasonably necessary to prevent Access Persons from violating the applicable Code.

          The Board of Directors of the Fund must approve the Code of Ethics of an investment adviser or principal underwriter before retaining their services for the Fund.

VI.  Reporting.

          1.   Initial Holdings Reports.

          No later than ten (10) days after a person becomes an Access Person, he or she must report to the Fund the following information:

               (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when such person became an Access Person, which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person;

               (ii) the name of any broker, dealer or bank with whom the
                    Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date such person became an Access Person; and

               (iii) the date that the report is submitted by the Access
                    Person.

2.   Quarterly Reporting.

          A. Subject to the provisions of paragraph B. below, every Access Person shall either report to the Fund the information described in paragraph C. below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the Covered Security or, in the alternative, make the representation in paragraph E. below.

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          B. (1) An Access Person is not required to make a report with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence; provided, however, that if the Access Person is relying upon the provisions of this paragraph B.(1) to avoid making such a report, the Access Person shall, not later than thirty (30) days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

          (2) An Independent director of the Fund who would be required to make a report pursuant to paragraph 1. or 2. of this paragraph VI solely by reason of being a director of the Fund is required to report a transaction in a security only if the independent director, at the time of the transaction, knew or, in the ordinary course of fulfilling the independent director's official duties as a director of the Fund, should have known that (a) the Fund has engaged in a transaction in the same security within the last fifteen (15) days or is engaging or going to engage in a transaction in the same security within the next fifteen (15) days, or (b) the Fund or Holland & Company has within the last fifteen (15) days considered a transaction in the same security or is considering a transaction in the same security or within the next fifteen (15) days is going to consider a transaction in the same security.

          C. Every report shall be made not later than thirty (30) days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

               (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the exchange ticker symbol or CUSIP number, the number of shares and the principal amount of each Covered Security involved;

               (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (iii) the price at which the transaction was effected;

               (iv) the name of the broker, dealer or bank with or through whom the transaction was effected;

               (v)  the date that the report is submitted by the Access Person;
                    and

               (vi) a description of any factors potentially relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Fund.

          D. With respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person:

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               (i)  the name of the broker, dealer or bank with whom the Access
                    Person established the account;

               (ii) the date the account was established; and

               (iii) the date that the report is submitted by the Access Person.

          E. If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than thirty (30) days after the end of that calendar quarter, provide a written representation to that effect to the Fund.

          3. Annual Reporting and Certification.

          A. All Access Persons must report all personal securities holdings of Covered Securities to the Compliance Officer within thirty (30) days after the end of each calendar year containing the information specified in Section VI(1) above, together with a list of all accounts maintained at brokerage firms which are subject to the provisions of this Code of Ethics (see the Introduction above), including the names of the firms and the account numbers, provided that an Independent director of the Fund who would be required to make a report pursuant to paragraph 3. of this paragraph VI solely by reason of being a director of the Fund need not make such a report.

          B. All Access Persons are required to certify annually that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph A. is attached to this Code of Ethics as Appendix 5.

          Upon approval of this Code of Ethics by the Board, the Independent directors shall be deemed to have complied with the requirements of this paragraph A., and shall not have to complete the annual certification form.

          C. The Fund, Holland & Company and the Distributor shall each prepare an annual report to the Board of Directors of the Fund to be presented at the first meeting of the Board after the end of each calendar year and which shall:

          (1) Summarize existing procedures concerning personal investing, including preclearance policies and the monitoring of personal investment activity after preclearance has been granted, and any changes in the procedures during the past year;

          (2) describe any issues arising under the Code of Ethics since the last report to the Board including, but not limited to, identifying any violations requiring significant remedial action and any sanctions imposed during the past year;

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          (3) identify any recommended changes in existing restrictions or procedures based upon experience under the Codes of Ethics, evolving industry practice or developments in applicable laws and regulations;

          (4) contain such other information, observations and recommendations as deemed relevant by the Fund, Holland & Company or the Distributor; and

          (5) certify that the Fund, Holland & Company and the Distributor have adopted Codes of Ethics with procedures reasonably necessary to prevent Access Persons from violating the respective Code.

          4.   Notification of Reporting Obligation and Review of Reports.

          Each Access Person shall receive a copy of this Code of Ethics and be notified of his or her reporting obligations. All reports shall be promptly submitted upon completion to the Secretary of the Fund for his/her review. The Secretary's reports shall be reviewed by the Fund's Chief Compliance Officer.

          5.   Miscellaneous.

          Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VII. Confidentiality.

          No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund or Holland & Company of any such securities transaction.

          All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VIII. Sanctions.

          Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any director, officer or employee of the Fund, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.

Dated: October 19, 2006

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                                   Appendix 1

                                  [Rule 17j-1]

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                                   Appendix 2

The following are "Access Persons" for purposes of the foregoing Code of Ethics:

Michael F. Holland

Sheldon S. Gordon

Herbert J. Winokur, Jr.

Desmond G. FitzGerald

Jeff Tarr

Tana Tselepis

Julie A. Tedesco

William C. Cox

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                                  Appendix 3(a)

                            [Holland & Company Code]

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                                  Appendix 3(b)

                               [Distributor Code]

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                                   Appendix 4

                               [Rule 16a-1(a)(2)]

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                                   Appendix 5

                               CERTIFICATION FORM

          This is to certify that I have read and understand the Code of Ethics of Holland Series Fund, Inc., dated October 26, 2004, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

          This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.


          Please sign your name here:
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          Please print your name here:
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          Please date here:
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          Please sign two copies of this Certification Form, return one copy to the Secretary of the Fund, and retain the other copy, together with a copy of the Code of Ethics, for your records.